Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2022 EARNINGS

Highlights:

Net Income:	$10.4 million for Q4 2022
Revenue:	$26.8 million for Q4 2022
Total Assets:	$1.98 billion, decreased 7.1% over December 31, 2021
Total Loans:	$1.75 billion, increased 18.0% over December 31, 2021
Total Deposits:	$1.58 billion, decreased 10.9% over December 31, 2021

WASHINGTON TOWNSHIP, NJ, January 18, 2023 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank (the "Bank"), announced its operating results for the quarter ended December 31, 2022.
Highlights for the fourth quarter and year ended December 31, 2022:
•Net income available to common shareholders was $10.4 million, or $0.88 per basic common share and $0.86 per diluted common share, for the three months ended December 31, 2022, an increase of $381 thousand, or 3.8%, compared to net income available to common shareholders of $10.1 million, or $0.85 per basic common share and $0.83 per diluted common share, for the same quarter in 2021. The increase is primarily driven by higher net interest income, partially offset by an increase in the provision for loan losses.

•Net interest income increased 13.0% to $18.9 million for the three months ended December 31, 2022, compared to $16.7 million for the same period in 2021.

•Provision for loan losses increased $850 thousand for the three months ended December 31, 2022. There was no provision for loan losses recorded for the same period in 2021.

•Non-interest income decreased $469 thousand, or 20.6%, to $1.8 million for the three months ended December 31, 2022, compared to $2.3 million for the same period in 2021.

•Non-interest expense increased $565 thousand, or 10.1%, to $6.2 million for the three months ended December 31, 2022, compared to $5.6 million for the same period in 2021.

•Net income available to common shareholders was $41.8 million, or $3.51 per basic common share and $3.44 per diluted common share, for the fiscal year ended December 31, 2022, an increase of $1.1 million, or 2.6%, compared to net income available to common shareholders of $40.7 million, or $3.43 per basic common share and $3.36 per diluted common share, for the fiscal year ended December 31, 2021. The increase is primarily due to higher net interest income, partially offset by an increase in the provision for loan losses and higher non-interest expense.

•Net interest income increased 6.1% to $73.3 million for the fiscal year ended December 31, 2022, compared to $69.1 million for the same period in 2021.

•Provision for loan losses increased $1.3 million to $1.8 million for the fiscal year ended December 31, 2022, compared to $500 thousand for the same period in 2021.

•Non-interest expense increased $1.3 million, or 5.9%, to $23.8 million, for the fiscal year ended December 31, 2022, compared to $22.5 million for the same period in 2021.

The following is a recap of the significant items that impacted the fourth quarter of 2022 and the year ended December 31, 2022:
Interest income increased $5.4 million for the fourth quarter of 2022 compared to the same period in 2021, primarily due to an increase in interest and fees on loans of $4.2 million to $23.4 million due to higher average outstanding loan balances and higher interest rates. Additionally, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased to $1.4 million from $224 thousand, due to higher interest rates paid on such depoists. For the year ended December 31, 2022, interest income increased $5.4 million from the same period in 2021, primarily driven by an increase in interest earned on average deposits held at the FRB of $3.1 million and an increase in interest and fees on loans of $2.3 million due to higher average outstanding loan balances and higher interest rates.

Interest expense increased $3.3 million for the three months ended December 31, 2022, compared to the same period in 2021, primarily due to higher interest rates. For the year ended December 31, 2022, interest expense increased $1.2 million, primarily due to higher interest rates.

The provision for loan losses increased $850 thousand for the three months ended December 31, 2022, compared to the same period in 2021, as a result of an increase in loan balances. For the year ended December 31, 2022, the provision for loans losses increased $1.3 million from the same period in 2021 due to an increase in loan balances.

Non-interest income decreased $469 thousand for the three months ended December 31, 2022 compared to the same period in 2021, primarily as a result of a decrease in service fees on deposit accounts of $323 thousand and a decrease in loan fees of $107 thousand. For the year ended December 31, 2022, non-interest income decreased $417 thousand, primarily driven by a decrease in service fees on deposit accounts of $735 thousand, partially offset by a gain on the sale of OREO of $268 thousand. The decrease in service fees on deposit accounts was primarily attributable to a decrease in service fees from deposit accounts related to our cannabis related businesses.

Non-interest expense increased $565 thousand for the three months ended December 31, 2022 compared to the same period in 2021, primarily driven by an increase in compensation and benefits of $501 thousand, and an increase in other operating expense of $491 thousand, partially offset by a decrease in professional services expense of $406 thousand. For the twelve months ended December 31, 2022, non-interest expense increased $1.3 million, mainly due to an increase in other operating expense of $1.4 million, an increase in compensation and benefits of $1.1 million, and an increase in OREO expense of $206 thousand, partially offset by a decrease in professional services expense of $1.5 million. The increase in other operating expense was primarily driven by a $793 thousand increase in Pennsylvania shares tax, a $172 thousand increase in director fees, and a $321 thousand increase in other loan expense. The increase in compensation and benefits was primarily due to a $425 thousand increase in salaries, and a $597 thousand increase in pension cost. The decrease in professional services expense was mainly due to the prior year remediation efforts related to our Bank Secrecy Act (BSA) compliance.

Income tax expense decreased $87 thousand for the fourth quarter of 2022 and increased $316 thousand for the quarter and fiscal year ended December 31, 2022, respectively, compared to the same periods in 2021. The effective tax rate for the fourth quarter of 2022 and the year ended December 31, 2022 was 23.8% and 25.4%, respectively, compared to 25.0% and 25.4% for the same periods in 2021.

December 31, 2022 discussion of financial condition
•Total assets decreased to $1.98 billion at December 31, 2022, from $2.14 billion at December 31, 2021, a decrease of $151.5 million, or 7.1%, primarily due to a decrease in cash and cash equivalents, partially offset by an increase in loans receivable.
•Cash and cash equivalents totaled $182.2 million at December 31, 2022, as compared to $596.6 million at December 31, 2021. The decrease in cash and cash equivalents was due to a decrease in deposits, as well as an increase in loans receivable.
•The investment securities portfolio decreased to $18.7 million at December 31, 2022, from $23.3 million at December 31, 2021, a decrease of $4.5 million, or 19.4%, primarily due to pay downs of securities as well as lower security valuations due to an increase in market interest rates.
•Gross loans increased to $1.75 billion at December 31, 2022, from $1.48 billion at December 31, 2021, an increase of $266.6 million or 18.0%. The increase in loans was primarily due to an increase in residential 1 to 4 family of $165.1 million; commercial non-owner occupied of $72.3 million; and construction loans of $39.7 million; net of a decrease of $24.7 million in commercial and industrial loans.
•Nonperforming loans at December 31, 2022 increased to $16.3 million, representing 0.93% of total loans, an increase of $12.0 million, from $4.3 million of nonperforming loans at December 31, 2021. The increase was driven by two commercial real estate ("CRE") non-owner occupied loans that migrated to nonperforming status during the year. OREO at December 31, 2022 was $1.6 million, compared to $1.7 million at December 31, 2021. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.90% and 0.28% of total assets at December 31, 2022 and December 31, 2021, respectively. Loans past due 30 to 89 days were $224 thousand at December 31, 2022, a decrease of $205 thousand from December 31, 2021.
•The allowance for loan losses was $31.8 million at December 31, 2022, as compared to $29.8 million at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.82% and 2.01% at December 31, 2022 and at December 31, 2021, respectively. The ratio of allowance for loan losses to non-performing loans was 195.7% at December 31, 2022, compared to 692.8%, at December 31, 2021.
•Total deposits were $1.58 billion at December 31, 2022, down from $1.77 billion at December 31, 2021, a decrease of $192.4 million or 10.9% compared to December 31, 2021. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $201.3 million, and time deposits of $91.9 million, partially offset by an increase in brokered CD balances of $101.3 million.

•Total borrowings increased $5.2 million during the twelve months ended December 31, 2022, to $126.1 million at December 31, 2022 from $120.9 million at December 31, 2021, driven by a net $5.0 million Federal Home Loan Bank of New York ("FHLBNY") advance.
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•Total equity increased to $266.0 million at December 31, 2022, up from $232.4 million at December 31, 2021, an increase of $33.7 million, or 14.5%, primarily due to the retention of earnings, partially offset by the payment of $8.1 million of cash dividends.

Notable Contingency
An armored car company used by the Bank to transport and store cash for the Bank’s cannabis-related customers has informed the Company that some of the cash stored for the Bank is missing from its vault and is presumed to have been stolen. The total amount of cash held at this third-party location prior to these circumstances was approximately $9.5 million. While management believes that some amount of loss is probable, the situation is currently under investigation and the amount of the loss cannot be reasonably estimated.

The Bank is working with relevant state and federal law enforcement authorities to investigate this matter as well as pursuing judicial avenues of recovery. The Bank is pursuing various avenues of recovery that it may have, including, among others, possible insurance claims. If it is ultimately determined that a loss is probable and estimable, we will record the loss in the appropriate fiscal period. If we are successful in making recoveries, we will record the recoveries in the period received, or when the receipt of such recoveries becomes certain.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"We are proud that we again achieved record earnings in 2022. However, we are concerned that the economy and the banking industry continue to face many challenges with out-of-control inflation, rising interest rates and increased regulatory requirements. In 2022, the Federal Reserve increased interest rates an unprecedented 450 basis points. We are also seeing a decrease in deposits as consumers and business customers are experiencing substantial increases in costs due to inflation. We are pleased to see that our loan portfolio grew close to 20% in 2022, as many developers and customers recover from the devastating COVID pandemic."

"The presumed armored car theft referenced above is of significant concern to Parke Bank. While the potential loss, if any, is unknown at this time, the amount of money involved is significant, and this matter is a top priority for the Bank. It is difficult to protect against all bad acts of individuals intent on doing harm to the Bank or our customers. Rest assured, however, that we are aggressively pursuing all avenues of recovery."

"We believe interest rates will continue to rise in 2023, although possibly at a slower rate. There are some experts that believe we are already in a recession with others believing that it will occur in 2023. We are already seeing a slowdown in some sectors of the real estate market. This dictates a higher level of scrutiny of new loan requests and constant evaluation of the market. It also supports maintaining a strong allowance for loan loss reserves and continued critical monitoring of our loan portfolio."

"This isn’t the first time that Parke Bank has faced difficult economic challenges and unfortunately, most likely won’t be the last. We don’t plan to just survive challenging times, but to succeed. We have strong earnings, strong capital, strong reserves and tight control of expenses, which should help support our ability to navigate troubled waters."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to recover or partially offset any losses resulting from loss of stored or missing cash; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
	(Dollars in thousands)
Assets
Cash and cash equivalents	$182,150	$596,553
Investment securities	18,744	23,269
Loans, net of unearned income	1,751,459	1,484,847
Less: Allowance for loan losses	(31,845)	(29,845)
Net loans	1,719,615	1,455,002
Premises and equipment, net	5,958	6,265
Bank owned life insurance (BOLI)	28,145	27,577
Other assets	30,303	27,779
Total assets	$1,984,915	$2,136,445

Liabilities and Equity

Non-interest bearing deposits	$352,546	$553,810
Interest bearing deposits	1,223,436	1,214,600
FHLBNY borrowings	83,150	78,150
Subordinated debentures	42,921	42,732
Other liabilities	16,828	14,792
Total liabilities	1,718,881	1,904,084

Total shareholders’ equity	266,034	232,361
Total equity	266,034	232,361

Total liabilities and equity	$1,984,915	$2,136,445

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands, except share data)
Interest income:
Interest and fees on loans	$23,389	$19,141	$82,900	$80,643
Interest and dividends on investments	207	201	772	753
Interest on deposits with banks	1,407	223	3,811	676
Total interest income	25,003	19,565	87,483	82,072
Interest expense:
Interest on deposits	5,178	2,099	11,071	9,754
Interest on borrowings	909	720	3,085	3,202
Total interest expense	6,087	2,819	14,156	12,956
Net interest income	18,916	16,746	73,327	69,116
Provision for loan losses	850	—	1,800	500
Net interest income after provision for loan losses	18,066	16,746	71,527	68,616
Non-interest income
Service fees on deposit accounts	1,165	1,489	4,927	5,662
Gain on sale of SBA loans	—	34	98	214
Other loan fees	241	347	1,379	1,346
Bank owned life insurance income	144	145	568	575
Net gain on sale and valuation adjustment of OREO	—	9	328	60
Other	255	250	1,082	942
Total non-interest income	1,805	2,274	8,382	8,799
Non-interest expense
Compensation and benefits	2,871	2,371	10,835	9,731
Professional services	579	985	2,249	3,724
Occupancy and equipment	631	608	2,522	2,381
Data processing	308	320	1,293	1,306
FDIC insurance and other assessments	239	271	1,050	1,104
OREO expense	89	88	493	287
Other operating expense	1,434	943	5,391	3,970
Total non-interest expense	6,151	5,586	23,833	22,503
Income before income tax expense	13,720	13,434	56,076	54,912
Income tax expense	3,266	3,353	14,253	13,937
Net income attributable to Company and noncontrolling interest	10,454	10,081	41,823	40,975
Less: Net income attributable to noncontrolling interest	—	(8)	—	(215)
Net income attributable to Company	10,454	10,073	41,823	40,760
Less: Preferred stock dividend	(7)	(7)	(27)	(28)
Net income available to common shareholders	$10,447	$10,066	$41,796	$40,732
Earnings per common share
Basic	$0.88	$0.85	$3.51	$3.43
Diluted	$0.86	$0.83	$3.44	$3.36
Weighted average common shares outstanding
Basic	11,934,021	11,896,587	11,918,319	11,888,429
Diluted	12,166,044	12,147,008	12,175,440	12,120,716

Table 3: Operating Ratios

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Return on average assets*	2.13%	1.87%	2.10%	1.94%
Return on average common equity	15.77%	17.48%	16.72%	18.79%
Interest rate spread	3.33%	2.86%	3.35%	3.08%
Net interest margin	3.91%	3.15%	3.72%	3.32%
Efficiency ratio	29.68%	29.37%	29.17%	28.88%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest divided by average assets

Table 4: Asset Quality Data

	December 31,	December 31,
	2022	2021
	(Dollars in thousands)
Allowance for loan losses	$31,845	$29,845
Allowance for loan losses to total loans	1.82%	2.01%
Allowance for loan losses to non-accrual loans	195.66%	692.78%
Non-accrual loans	$16,276	$4,308
OREO	$1,550	$1,654